Exhibit 99.1

PLBY Group Completes $22.35 Million Private Placement

LOS ANGELES – November 5, 2024 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), owner of Playboy, one of the most recognizable and iconic brands in the world, announced today the closing of its previously announced sale of 14.9 million newly issued, unregistered shares of common stock of PLBY Group, in a private placement to an affiliate of Byborg Enterprises SA, at a price of $1.50 per share, for a total purchase price of $22.35 million. The sold shares are subject to a lock-up, under which they may not be sold or pledged for one year, subject to certain limited exceptions. As of the completion of the private placement, PLBY Group had approximately 89.59 million shares of common stock outstanding.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending, with products and content available in approximately 180 countries. PLBY Group’s mission—to create a culture where all people can pursue pleasure—builds upon over 70 years of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.plbygroup.com.

Contact:
Investors: FNK IR – Rob Fink / Matt Chesler, CFA – investors@plbygroup.com
Media: press@plbygroup.com
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